Exhibit B - Opinion Letter of CIBC World Markets Corp.

December 28, 1999



Board of Directors
CNY Financial Corporation
1 North Main Street
Cortland, NY 13045

Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of CNY Financial Corporation (the "Company") of the consideration to be received by such shareholders from Niagara Bancorp, Inc. ("Niagara") pursuant to the definitive Agreement and Plan of Merger to be dated as of December 28, 1999 by and between Niagara and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Niagara, the Company's sole bank subsidiary will become a wholly owned subsidiary of Niagara and each outstanding share of the Company's common stock will be converted into the right to receive $18.65 - $18.75 in cash (the "Consideration").

         In connection  with this opinion we have reviewed,  among other things:
(a) the Agreement; (b) the Stockholders Agreements and Seller Option Agreement (as such terms are defined in the Agreement); (c) audited consolidated financial statements and management's discussions and analysis of the financial condition and results of operations for the Company and for Niagara for the three fiscal years ended December 31, 1998; (d) unaudited consolidated financial statements for the Company and for Niagara for the nine months ended September 30, 1999;
(e) certain other publicly available business and financial information relating to the Company and to Niagara; (f) the views of senior management of the Company of the past and current business operations, results thereof, financial condition and future prospects of the Company; (g) a comparison of certain financial information for the Company with similar information for certain other companies we considered comparable to the Company; (h) the financial terms of certain recent business combinations in the banking industry; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

                                      B-1

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         We have relied, without independent  verification or investigation,  on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us. In that regard, we have assumed, with your consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We were not asked to, and did not, solicit indications of interest from any other person regarding a business combination involving the Company.

         We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent on the consummation of the Merger. In the ordinary course of our business, we may actively trade the equity services of the Company and of Niagara for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In April, 1998, we acted as lead advisor in Niagara's mutual to stock conversion. We currently provide equity research coverage of Niagara and make a market in their stock.


         It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.


         Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the common shareholders of the Company in the Merger is fair, from a financial point of view, to such shareholders.

                                        Very truly yours,



                                        /s/ CIBC WORLD MARKETS
                                        ---------------------------------
                                            CIBC World Markets